                                                                  EXHIBIT 2.2

                            STOCK PURCHASE AGREEMENT

                  THIS AGREEMENT is made and entered into this 21st day of August, 1998, by and between ALR Group Incorporated, a Delaware corporation ("Buyer"), and SENTEX SENSING TECHNOLOGY, INC., a New Jersey corporation ("Seller").

                              W I T N E S S E T H:

                  WHEREAS, Seller is the record owner of 1,500 outstanding common shares of SENTEX SYSTEMS, INC., a Delaware corporation (the "Company"), and Seller desires to sell to Buyer and Buyer desires to purchase from Seller all such shares on the terms and subject to the conditions hereinafter stated (all shares being referred to as the "Shares");

                  NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                SALE AND PURCHASE

                  1.1 TRANSFER OF SHARES. At the Closing (as defined in Section 1.3), Seller will sell, assign, transfer and deliver to Buyer the Shares, which represents 1,500 shares of common stock, without par value of the Company under a duly endorsed stock power. Seller will transfer the Shares to Buyer free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions on transfer of any nature whatsoever other than statutory restrictions imposed by federal or state securities laws.

                  1.2 PURCHASE PRICE. Buyer will release Seller from all employment agreements between Amos Linenberg ("AL") and Seller, including, without limitation, the Employment Agreement between Buyer and Seller, dated March 1, 1996 (the "Employment Agreement"), subject to Section 1.6(a)(iv) and Buyer will pay to Seller the sum set forth on Exhibit A, which represents the net cash owed to Seller based upon certain agreed-upon adjustments (the "Purchase Price"), subject to adjustments pursuant to Section 1.6.

                  1.3 THE CLOSING. The closing of the transactions evidenced by this Agreement (the "Closing") will occur by mutual agreement of the parties, but in not event later than two business days after the receipt of the environmental clearance letter commonly referred to between the parties as the "ISRA Letter."

                  1.4 DELIVERABLES TO BE RECEIVED AT CLOSING BY THE BUYER. Seller shall deliver to the Buyer the following: (a) the stock records and minutes of the Company (b) a share certificate evidencing all this issued and outstanding capital stock of the Company accompanied by a duly executed stock power and (c) an executed counterpart of a release of Seller and AL with respect to certain claims (the "Release").

                  1.5 DELIVERABLES TO BE RECEIVED AT CLOSING BY SELLER. The Buyer shall deliver the following to the Seller: (a) the Purchase Price in the form of immediately available funds with respect to the cash portion and evidence satisfactory to the Seller that the Employment Agreement is terminated (subject to Section 1.6(a)(iv) hereof) (which may be evidenced in the Release) and (b) an executed counterpart of the Release.

                  1.6 POST CLOSING ADJUSTMENTS; RETAINED LIABILITIES. Notwithstanding anything in Articles II, III and IV and V to the contrary:

         (a) Subject to the limitations set forth in Section 1.6(b) hereof, Seller agrees that after the Closing it will pay, honor and discharge the following obligations:

                  (i) any claims that the City of Scottsdale may have relating to products purchased by it prior to March 1, 1996 (provided the Company may not settle any such claim without the consent of Seller, which will not be unreasonable withheld);

                  (ii) All taxes, assessments and other governmental charges (and interest and penalties relating thereto) upon the Company or upon any of its properties, assets, income, receipts, payroll transactions (including withholding taxes), capital, net worth or franchise that accrued on or prior to June 30, 1998;

                  (iii) all trade payables incurred prior to May 1, 1998 for the payment of inventory and all rental, utility, maintenance, insurance and office expense, employee compensation and fringe benefits (including consultants' fees) and accrued vacation pay (exclusive of the AL's vacation pay), and customer security deposits incurred on or prior to June 30, 1998; provided Buyer or the Company has submitted reasonable supporting documentation to Seller prior to September 30, 1998 that such expense was incurred prior to June 30, 1998 and such amount is due and payable by the Company;

                  (iv) all Company obligations accrued through June 30, 1998 pursuant to Section 5(a), 5(b) or 5(e) of the Employment Agreement (other than with respect to accrued vacation of AL); provided Buyer or the Company has submitted reasonable supporting documentation to Seller prior to September 30, 1998 that such expenses or compensation was incurred prior to June 30, 1998 and such amount is due and payable by the Company; and

                  (v) any amounts set forth on Exhibit A that Seller has taken credit for having paid, but in fact were not paid (or were paid with cash that the Company had on hand at June 30, 1998).

         (b) Notwithstanding Seller's obligations in Section 1.6(a) (iii) and (iv), Seller shall not be required to pay, honor or discharge any obligation under Section 1.6(a)(iii) or (iv) if Seller demonstrates that AL as of the date of this Agreement had actual knowledge of such expenses and Seller did not have actual knowledge of such expense.

         (c) Seller shall make payment to the vendor or taxing authority, as the case may be, within five (5) days of receipt of appropriate supporting documents for such expense or tax or by the date such payment is due, which ever is later. If, however, the Company or Buyer pays (or has paid) any expense that the Seller is obligated to pay, honor or discharge pursuant to Section 1.6(a), then Seller shall promptly reimburse the Company or the Buyer, as the case may be.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Seller that:

                  2.1 ORGANIZATION AND AUTHORITY.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is licensed to do business in and is in good standing in the State of New Jersey and has full corporate power and authority to own or lease and to operate its properties and to operate and carry on its business as presently conducted.

                  (b) This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies).

                  (c) The execution, delivery and performance by Buyer of this Agreement does not and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in the breach of or default under (i) any contract or agreement to which Buyer is a party or by which Buyer is bound,
(ii) the certificate of incorporation or by-laws of Buyer, or (iii) any federal, state or local laws, rules or regulations applicable to Buyer.

                  2.2 AUTHORIZATION. All necessary and appropriate action has been taken by Buyer with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder.

                  2.3 CONSENTS AND APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with Buyer's execution and delivery of this Agreement or its performance of the terms hereof.

                  2.4 INVESTMENT INTENT. Buyer is acquiring the Shares for the purpose of investment only and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act of 1933, as amended.

                  2.5 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

                  2.6 LITIGATION. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the knowledge of Buyer, threatened against Buyer, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or to perform its obligations set forth herein.



                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Buyer that:

                  3.1 ORGANIZATION AND AUTHORITY.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is licensed to do business in and is in good standing in the State of New Jersey and has full corporate power and authority to own or lease and to operate its properties and to operate and carry on its business as presently conducted.

                  (b) This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies).

                  (c) The execution, delivery and performance by Seller of this Agreement does not and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in the breach of or default under (i) any contract or agreement to which Seller or the Company is a party or by which Seller or the Company is bound, (ii) the certificate of incorporation or by-laws of Seller or the Company, or (iii) any federal, state or local laws, rules or regulations applicable to Seller or the Company (except that the foregoing representations set forth in clause (i) of this Section 3.1(c) does not include any contract or agreement executed by AL on behalf the Company).

                  3.2 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval, authorization or waiver of, or declaration, filing or registration with, or notification to, any governmental or regulatory authority that has not been made is required by Seller or the Company in connection with the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

                  3.3 QUALIFICATIONS. The Company is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in New Jersey.

                  3.4 SUBSIDIARIES. The Company owns no subsidiaries and does not own, directly or indirectly, nor has it agreed to acquire, any capital stock of or other equity interest in, nor controls, alone or in combination with others, any corporation, partnership, joint venture, or other business entity ("Person"), except as may have been purchased, formed or acquired by AL on behalf of the Company.

                  3.5 CAPITALIZATION; LISTING. The Company is authorized to issue 1,500 shares of Common Stock, no par value. The Shares represent all the issued and outstanding shares of Common Stock and each Share is duly and validly issued and outstanding and are fully paid and nonassessable. The Shares were not issued in violation of, and no Share is subject to, any preemptive or subscription rights. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other contracts pursuant to which the Company may become obligated to issue, sell, purchase, retire or redeem any shares of its capital stock or other securities, except for any such contracts that may have been entered into by AL on behalf of the Company.

                  3.6 THE SHARES. Seller is the lawful owner of all the Shares and has full legal and equitable title to such Shares and the absolute right to sell, assign, transfer and deliver the same to Buyer, free and clear of all liens, charges, pledges, encumbrances, options and rights of first refusal. At the Closing, Seller will deliver to Buyer full legal and equitable title to all the Shares, free and clear of all liens, charges, pledges, encumbrances, options and rights of first refusal and such Shares will be fully paid and nonassessable.

                  3.7 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company unless made by AL on behalf of the Company.

                  3.8 OFFICERS AND DIRECTORS; BOOKS AND RECORDS.

                  (a) All the officers and directors of the Company have resigned as of the date of Closing, except AL.

                  (b) There has been delivered to Buyer true and complete copies of the certificate of incorporation of the Company, as amended to date, and of the by-laws of the Company, as in effect on the date hereof.

                  3.9 FINANCIAL INFORMATION. The Seller has delivered to the Buyer an unaudited balance sheet of the Company (exclusive of intercompany payables to the Seller and the shareholders' equity) prepared on a historical basis as of June 30, 1998, a copy of which is attached hereto has Exhibit B (the "Balance Sheet"). The Balance Sheet has been prepared in accordance with generally accepted accounting principles ("GAAP) and presents fairly, in all material respects, the financial position of the Company (exclusive of intercompany payables to the Seller and the shareholder's equity) as of June 30, 1998, except no allowances have been made for inventory obsolences and no allowance has been made for collectibility of receivables.

                  3.10 ABSENCE OF UNDISCLOSED LIABILITIES. As of June 30, 1998 (the "Balance Sheet Date"), the Company did not have any liabilities of a type which would be required to be disclosed on a balance sheet prepared in accordance with GAAP that were not specifically set forth or adequately reserved for on the Balance Sheet (except that the foregoing representation is not given to Buyer with respect to any liabilities that were incurred by the Company as a result of any action of AL (whether such action was on behalf of the Company or not).

                  3.11 COMPLIANCE WITH INSTRUMENTS, PERMITS, LAWS, ETC. Subject to the following sentence, the Company is and has since March 1, 1996 been in compliance with, and is not and has not been in violation of or in breach or default under (with or without the lapse of time or the giving of notice or both), and has not received any notice of any alleged violation of or breach or default under:

                  (a) its certificate of incorporation or by-laws;

                  (b) any applicable law, ordinance, rule or regulation; and

                  (c) the terms of any judgment, decree or order binding upon it

(except for any non-compliance with, or violation, breach or default under, the items referred to in clauses (ii) and (iii) above that will not have a material adverse effect on the Company). The representation set forth in the preceding sentence is not given to Buyer to the extent such non-compliance, breach or default was caused by an action of Buyer (or omission constituting a violation of law by AL).

                  3.12 LITIGATION. Except as provided for in Section 1.6(a)(i), there are no actions, suits, proceedings and investigations pending or, to the best knowledge of Seller, threatened against the Company or any of its assets. There are no unsatisfied judgments or settlement agreements or outstanding orders, injunctions, decrees or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its assets or business.

                  3.13 ASSETS.

                  (a) The Company has good and valid title to all tangible assets that are owned by it and reflected in the Balance Sheet and valid, subsisting and enforceable leasehold interests in all assets leased by it, in each case free of all liens, other than Ordinary Liens. Since March 1, 1996 the Company has not transferred to the Seller or any of its affiliates title to any property used by the Company in the operations of its business. "Ordinary Liens" mean (i) liens for taxes not yet due, (ii) liens for taxes which are being contested in good faith by appropriate proceedings and which are adequately reserved for on the books of the Company, and (iii) liens imposed by law in the ordinary course of business securing obligations which are not overdue, or which, if overdue, are being contested in good faith by appropriate proceedings.

                  (b) The Company:

                      (i)   does not own real property;

                      (ii) does not lease any real property other than at 553 Broad Ave., New Jersey;

                      (iii) does not lease any personal property.

(except that the foregoing representation is not given to Buyer to the extent Company's ownership of any real property or interest in any such lease is caused by Buyer acting on behalf of the Company). Seller will execute and deliver to the Company such assignments and instruments that are necessary to transfer the title of any assets from the Seller to the Company that have been used exclusively by the Company in conducting its business.

                  3.14 INTELLECTUAL PROPERTY RIGHTS.

                  (a) To the knowledge of Seller, the operation of the Company's business does not conflict or infringe upon the intellectual property rights of others, and the Company has not received any notice alleging any such conflict or infringement (except to the extent received by AL).

                  (b) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, the "Permits") that are necessary to own, lease and operate its properties and to carry on its business as presently conducted (except for any Permits the lack of possession of which would not have a material adverse effect on the Company or Permits which directly relate to the Company's products and which the Buyer was responsible for obtaining in connection with fulfilling his duties under his Employment Agreement). The Permits are in full force and effect (except where failure of a Permit to be in full force and effect will not have a material adverse effect on the Company) and there is no action, proceeding or investigation pending or, to the best knowledge of Seller, threatened regarding suspension or cancellation of any of the Permits.

                  3.15 ERISA.

                  (a) The term "ERISA Plan" refers to each employee benefit plan within the meaning of Section 3(3) of ERISA or any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement health or welfare benefit, medical reimbursement, relocation, disability, accident, sick pay, sick leave, vacation, termination, individual employment, executive compensation, incentive, commission, payroll practices, retention or other plan, agreement, policy or arrangement, maintained by either the Company or by any group of corporations, trades or businesses (whether or not incorporated) under common control with the Company or any other entity that would be deemed a "single employer" of the

         Company, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) and 4001(b)(1) of ERISA (collectively, the "ERISA Affiliates"), or to which the Company or any of the ERISA Affiliates has or had an obligation to contribute. The Sentex Employee's Profit Sharing Plan is the only ERISA Plan that currently covers present or former employees of the Company or their beneficiaries (collectively, the "Plans").

                  (b) Each Plan (if any) intended to qualify under Section 401(a) of the Code is "qualified," within the meaning of Section 401(a) of the Code. Any trusts maintained pursuant to such Plans are exempt from taxation under Section 501 of the Code.

                  (c) Since March 1, 1996 neither the Company nor any of the ERISA Affiliates maintains, or is obligated to contribute to, or has maintained or been obligated to contribute to, any Plan which is subject to Title IV of ERISA. Since March 1, 1996, no reportable event, within the meaning of Section 4043 of ERISA, has occurred, is expected to occur or is continuing with respect to any Plan which is subject to Title IV of ERISA. Since March 1, 1996, no ERISA Plan which is subject to Title IV of ERISA ("Title IV Plan") has an "accumulated funding deficiency," within the meaning of Section 412 of the Code, and no excise taxes or penalties are due and owing because of any failure to comply with the minimum funding standards of ERISA and the Code.

                  (d) Since March 1, 1996, neither the Company (except for any action of the Company engaged by the Buyer on behalf of the Company), any Plan, any trust created thereunder, nor any other Person (except the Buyer) has engaged in any transaction which could subject the Company (or its shareholders, directors, officers or employees), any Plan or trust (or their fiduciaries) or any other party dealing with such Plan or trust to the tax or penalty on a prohibited transaction, as such term is defined in Sections 406 or 407 of ERISA or Section 4975 of the Code, imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502(i) of ERISA.

                  (e) Since March 1, 1996, the Plans have been maintained in accordance with their respective terms and conditions and the applicable provisions of ERISA, the Code and other applicable law (including all rules and regulations promulgated pursuant thereto), and there has been no violation of ERISA or the Code or other applicable law or regulations. Since March 1, 1996, the Company and the ERISA Affiliates have paid on a timely basis all contributions, premiums and other payments required or due under each ERISA Plan, the Plans, any other related contract or by law (including without limitation all contributions, insurance premiums or intercompany charges) with respect to all periods through the date hereof (on a pro rata basis where such payments are otherwise discretionary at year end).

                  (f) Since March 1, 1996, no claim, lawsuit, arbitration or other action has been asserted, instituted or, to the best knowledge of Seller, threatened against the Plans (or, to the best knowledge of Seller, against any trustees or other fiduciaries thereof or the Company or the ERISA Affiliates) or any assets of the Plans; and, to the best knowledge of Seller, no Plan is under audit or investigation by the Internal Revenue Service, the U.S.

         Department of Labor or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

                  (g) Since March 1, 1996, neither the Company nor any of the ERISA Affiliates has incurred or expects to incur any liabilities to any Title IV Plan or to the Pension Benefit Guaranty Corporation ("PBGC") with respect to a Title IV Plan or been advised by, or received notice from, the PBGC that the PBGC has instituted or intends to institute proceedings to terminate any Title IV Plan.

                  (h) Since March 1, 1996, none of the ERISA Affiliates, the Company or any of their respective predecessors (if any) has contributed to or contributes to, or otherwise participates in any "multiemployer plan" (within the meaning of Sections 3(37) and 4001(a) of ERISA and Section 414(f) of the Code) ("Multiemployer Plan"); and neither the Company nor any of the ERISA Affiliates has withdrawn from any Multiemployer Plan, incurred any withdrawal or other liabilities to any Multiemployer Plan, received notice of a claim or demand for any complete withdrawal liability or partial withdrawal liability against any of them or has any reason to believe that such a claim could be made.

                  (i) Since March 1, 1996, the Company has complied, in all material respects, with all applicable laws relating to the employment of personnel and labor, other than non-compliance which will not have a material adverse effect on the Company, except to the extent such non-compliance was caused by any action of the AL (or omission by AL constituting a violation of law by AL).

                  (j) Subject to the following sentence, (i) there are no controversies pending or, to the best knowledge of Seller, threatened between Company and any of its employees; (ii) neither the Company nor the Seller is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by it, nor, to the best knowledge of Seller, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no grievances outstanding against the Company under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any current union representation questions involving employees of the Company; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of Seller, threat thereof, by or with respect to any employees of the Company. The representations set forth in the preceding sentence are not given to the Buyer to the extent an action by AL (or omission by AL constituting a violation of law by AL) has caused the representation not to be true.

                  3.16 CONTRACTS.

                  (a) Subject to the last sentence of this Section since March 1, 1996, the Company has not become a party to or bound by any:

                      (i) contract under which it has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness or under which it has the right or obligation to do any of the foregoing;

                      (ii)    contract with any labor union or association;

                      (iii)   consulting or employment agreement;

                      (iv) covenant not to compete or confidentiality agreement;

                      (v) license or royalty agreement or contract relating to intellectual property rights;

                      (vi) contract for capital expenditures or the acquisition or construction of fixed assets which, in the aggregate, will require payments of more than $5,000 from the date hereof;

                      (vii) contract for the purchase or acquisition by it of materials, supplies, merchandise, equipment or services (other than purchase orders made in the ordinary course of business consistent with past practice) which, in the aggregate, will require payments of more than $5,000 from the date hereof;

                      (viii) contract which will require payments of more than $15,000 or performance valued at more than $15,000 from the date hereof;

                      (ix)    partnership or joint venture agreement;

                      (x) mortgage, pledge, security agreement, deed of trust or other document granting a lien;

                      (xi) guaranty or endorsement (other than endorsements for the purpose of collection in the ordinary course of business) of, or obligation to purchase goods or services for the purpose of supplying funds for the purchase or payment of, or obligation measured by liabilities of others;

                      (xii)   contract relating to the lending of money by it;

                      (xiii) contract entered into not in the ordinary course of business; or

                      (xiv)   other contracts that are material to the Company.

The Company has complied, in all material respects, with such contracts and is not in material breach or default under (with or without the lapse of time or the giving of notice or both) any provision of any such contracts. To the best knowledge of Seller, no other party to any such contract with the Company is in material default thereunder and all such contracts with the Company are in full force and effect. Each of the representations set forth in this Section is not made to Buyer and no such contract has been delivered at the Closing to the extent such contract or agreement has been entered into by the AL on behalf of the Company.

                  3.17 INSURANCE. All insurance policies (the "Insurance Policies") with respect to the property, assets, operations and business of the Company are in full force and effect, and there are not pending claims against the Insurance Policies by the Company as to which the insurers have denied liability.


                                   ARTICLE IV

                       TAX AND FINANCIAL REPORTING MATTERS

                  4.1 TAX FILING AND AMENDMENTS. Seller shall be responsible for filings all returns, declarations, reports, and claims for refund, or information returns or statements relating to taxes, including all schedules or attachment thereto, and including any amendment thereof (the "Tax Return(s)") for fiscal 1997 and fiscal 1998 for the period through June 30, 1998 and to amend all such Tax Returns. The Seller shall be entitled to any refunds yielded as a result of such filings (or amendments thereto) that relate to any period prior to July 1, 1998 date hereof and shall be responsible to pay, honor and discharge any additional liabilities for taxes pursuant to Section 1.6(a)(ii).

                  4.2 COOPERATION ON TAX MATTERS.

                  (a) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 4.1 hereof (it being understood that the expense of such cooperation shall be borne by Seller) and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and providing additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the date hereof until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buy or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  (b) Buyer and Seller further agree, upon request (and at the expense of the requesting party), to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  4.3 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the sale of the Shares of the Company to the Buyer shall be paid by the Seller when due.

                  4.4 FINANCIAL STATEMENTS. Seller will (a) assist in preparing a "stand-alone" balance sheet for the Company as of June 30, 1998 under the instructions of the Company's accountant in order for the Company to prepare financial statements and Tax Returns subsequent to June 30, 1998 and (ii) will otherwise cooperate in providing the Company with financial information in its possession that the Company may require in order for the Company to prepare such statements and Tax Returns.

                                    ARTICLE V

                                 INDEMNIFICATION

                  5.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Subject to the limitations set forth in Section 5.3 of this Agreement, all representations, warranties, covenants and agreements of Buyer or Seller in this Agreement shall survive for a period of one year following the Closing Date; provided, however, the representations and warranties contained in Section 3.15 shall survive for a period of two years following the Closing Date; and provided, further, that the representations and warranties contained in Sections, 2.5, 3.5, 3.6 and 3.7 shall survive without limitation.

                  5.2 INDEMNIFICATION.

                  (a) Subject to the limitations set forth in Section 5.3 of this Agreement, Seller hereby covenants and agrees to indemnify and hold harmless Buyer from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, reasonable costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed on or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Seller in this Agreement or any facts or circumstances constituting such an inaccuracy, breach or nonfulfillment (collectively, "Indemnifiable Claims" when used in the context of Buyer as the Indemnified Party (as defined in Section 5.3(c) below)).

                  (b) Subject to the limitations set forth in Section 5.3 of this Agreement, Buyer hereby covenants and agrees to indemnify and hold harmless Seller from and against any and all Damages asserted against, resulting from, imposed on or incurred or suffered by Seller, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement or any facts or circumstances constituting such an inaccuracy, breach or nonfulfillment (collectively, "Indemnifiable Claims" when used in the context of Seller as the Indemnified Party).

                  (c) For purposes of this Article, all Damages shall be computed net of any insurance coverage with respect thereto which reduces the Damages that would otherwise be sustained; provided, however, that, in all cases, the taxing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

                  Notwithstanding anything in this Agreement to the contrary, Buyer's sole remedy (both at law and equity) for Damages shall be indemnification by Seller as set forth in Section 5.2(a) and Buyer hereby waives its right to pursue any other remedy at law or in equity. Notwithstanding anything in this Agreement to the contrary, Seller's sole remedy (both at law and equity) for Damages shall be indemnification by Buyer as set forth in Section 5.2(b) and Seller hereby waives all right to pursue any other remedy at law or in equity.

                  5.3 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification hereunder are subject to the following limitations:

                  (a) Buyer shall not be entitled to indemnification hereunder with respect to any Indemnifiable Claim (or, if more than one Indemnifiable Claim is asserted, with respect to all Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds Forty Thousand ($40,000) (the "Threshold"), whereupon Buyer shall be entitled to indemnification for Damages suffered in excess of the Threshold. Notwithstanding the foregoing, Buyer shall be entitled to indemnification hereunder with respect to the full amount of Damages resulting from a breach of the representations and warranties in Section 3.6 or 3.7 without deduction of the Threshold.

                  (b) Seller's maximum aggregate liability to Buyer for Indemnifiable Claims hereunder shall be Three Hundred Thousand ($300,000), plus reasonable attorneys' fees and reasonable out-of-pocket enforcement expenses.

                  (c) The foregoing provisions of this Section notwithstanding, if, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach (which describes the claimed breach in reasonable detail) is given (in good faith) by the party seeking indemnification (the "Indemnified Party") to the party from whom indemnification is sought (the "Indemnifying Party"), or a suit or action based upon a claimed breach is commenced against the Indemnifying Party by the Indemnified Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

                  (d) Seller shall not be obligated to indemnify Buyer hereunder if Seller can establish that Buyer or AL had actual knowledge of facts and circumstances that made the representation inaccurate.

                  5.4 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

                  (a) If the Indemnified Party determines to seek indemnification under this Article with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, the Indemnified Party shall promptly give notice to the Indemnifying Party following the Indemnified Party's becoming aware of any such Indemnifiable Claim. The notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within 20 days after receiving the Indemnified Party's notice, to assume the defense, settlement or other disposition (collectively the "Defense") thereof with counsel reasonably satisfactory to the Indemnified Party at all times during the defense of such liability. Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party (as long as the Indemnifying Party continues to defend such matter); (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and (iii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims shall be deemed forfeited by its failure to give notice pursuant to the foregoing only to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

                  (b) In the event that the Indemnifying Party, within 20 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the Defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the Defense. Notwithstanding the assumption of the Defense by the Indemnified Party, the Indemnifying Party shall have the right, at its sole cost and expense, to participate in the Defense of such claim and to employ its own counsel in connection therewith.

                  (c) Notwithstanding anything in this Section to the contrary,
         (i) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnifiable Claim and (ii) whether or not the Indemnifying Party assumes the Defense of an Indemnifiable Claim, the Indemnifying Party shall have no liability with respect to any compromise or settlement of such

         Indemnifiable Claim effected without its consent, which shall not be unreasonably withheld.

                  5.5 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS.In the event that the Indemnified Party asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the claim asserted. If the Indemnifying Party, within 30 days after receipt of such notice from the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party, such assertion by the Indemnified Party shall be deemed accepted and agreed to by the Indemnifying Party. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving such written notice to the Indemnified Party within said period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within 30 days after the date of such notice from the Indemnifying Party either party may commence legal proceedings to resolve the dispute.


                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

                  6.1 NOTICE. All notices, requests, demands and other communications required or permitted under this Agreement, including, without limitation, all notices required pursuant to Article VI of this Agreement, shall be deemed to have been duly given and made if in writing and served either by personal delivery (which shall include delivery by Federal Express or similar services) to the party for whom it is intended or by being deposited postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefor by postal authorities), in the United States mail (in which case it will be deemed delivered five days after being so mailed), bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by such party:

                  If to Seller:    Sentex Sensing Technology, Inc.
                                   1801 East Ninth Street
                                   Cleveland, Ohio 44114

                  With a copy to:  William M. Toomajian
                                   Baker & Hostetler LLP
                                   3200 National City Center
                                   1900 East 9th Street
                                   Cleveland, OH 44114-3485

                  If to Buyer:     ALR Group Incorporated
                                   C/o Amos Linenberg
                                   553 Broad Ave
                                   Ridgefield, New Jersey 07657

                  With a copy to:  Joseph Ehrenreich, Esq.
                                   11 E. 44th Street, Floor 17
                                   New York, NY 10017

                  6.2 ENTIRE AGREEMENT. This Agreement (and the exhibits herein) embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understanding relative to said subject matter.

                  6.3 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer, its legal representatives, successors and assigns, and Seller, his legal representatives, successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other party.

                  6.4 NO THIRD PARTY BENEFICIARIES. Subject to Section 6.3 hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

                  6.5 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  6.6 CAPTIONS. The article and section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

                  6.7 EXPENSES AND TRANSACTIONS. Each of Seller and Buyer covenants and agrees that it shall be responsible for and shall pay all of its respective costs and expenses heretofore or hereafter paid or incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal and accounting fees.

                  6.8 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.

                  6.9 OTHER AND FURTHER COVENANTS. The parties shall, in good faith, execute such other and further instruments, assignments or documents as may be necessary for the consummation of the transactions contemplated by this Agreement, and shall assist and cooperate with each other in connection with these activities.

                  6.10 GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

                  6.11 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New Jersey (without regard to principles of conflicts of laws). The federal and state courts of Bergen County, New Jersey shall have exclusive jurisdiction with respect to any dispute relating to such agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.



                                    ALR Group Incorporated

                                    By:  /s/ AMOS LINENBERG
                                        -------------------------------
                                         Amos Linenberg, President


                                    SENTEX SENSING TECHNOLOGY, INC.,
                                    a New Jersey corporation

                                    By:  /s/ ROBERT S. KENDALL
                                        -------------------------------
                                        Robert S. Kendall, President